                                                                    Exhibit 3.14


                           ARTICLES OF INCORPORATION

                                      OF

                               MAGIC KIDS, INC.

                                       I

               The name of this corporation is Magic Kids, Inc.

                                      II

          The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession to be incorporated by the California Corporations Code.

                                      III

          The name and address in this state of this corporation's initial agent for service of process is:

                              Joseph Loggia
                              6200 Canoga Avenue, #303
                              Woodland Hills, California 91367

                                      IV

          The corporation is authorized to issue one class of shares of stock, which shall be Common Stock. The total number of shares of Common Stock which this corporation is authorized to issue One Thousand (1,000).

                                       V

          This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

                                       VI

          The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Date:  March 21, 1997
                                             /s/ Victoria C. Phelps
                                             ________________________________
                                             Victoria C. Phelps, Incorporator

                           CERTIFICATE OF OWNERSHIP
                              OF MAGIC KIDS, INC.



     Glenn E. Mounger and Joseph Loggia certify that :

     1.  They are the Chairman of Board and Secretary, respectively, of Magic
                                                                        -----
Kids Inc., a California corporation (the "Corporation).
--------

     2. The Corporation owns all of the outstanding shares of Browning/Cohen, Inc. a California corporation.

     3. The Board of Directors of the Corporation duly adopted the following resolution:

          RESOLVED, that the Corporation merge of Browning/Cohen Inc., its wholly-owned subsidiary corporation, into itself and assume all of its obligations pursuant to Section 1110 of the California Corporations Code.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  April 23, 1997
                                                   /s/ Glenn E. Mounger
                                                   ____________________________
                                                   Glenn E. Mounger
                                                   Chairman of the Board

                                                   /s/ Joseph Loggia
                                                   ____________________________
                                                   Joseph Loggia,
                                                   Secretary